EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") made and entered into as of July 28, 1999, by and between 21st CENTURY TECHNOLOGIES, INC, a Nevada corporation (the "Company") and BUREN PALMER ("Palmer") for and in consideration of the mutual promises herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. DUTIES.    During the term of this Agreement, Palmer will be
responsible for marketing and product development of Trident Technologies Inc. ("Trident") as its Senior Vice President.

      2. TERM.    The term of this Agreement shall be for a term of One (1)
year commencing as the date first written above and renewable after the end of every year.

      3. COMPENSATION.

        (a) The Company will pay Palmer a base salary, of $46,800 per year paid weekly subject to all applicable federal and state withholding taxes and other requirements.

        (b) The Company will pay Palmer a three percent (3%) sales commission on goods sold by him payable at the time of receipt of payment by the Company in the following increments: 1.5% in cash and 1.5% in stock.

        (c) The Company will issue to Palmer 600,000 warrants @ .10 per share.

     4. EMPLOYEE BENEFITS.

     The company will provide Palmer with such employee benefits including but not limited to, dental and medical, as it provides to members of its Board of Directors.

     5. TERMINATION.    The Company may terminate Palmer for "Cause" (as
hereinafter defined). The term "Cause" as used herein, shall mean a material breach of this Agreement by Palmer, an act of fraud, dishonesty or willful conduct detrimental to the Company. Upon termination, the Company's obligation to Palmer shall cease. However, Palmer will be bound by the terms of a Confidentiality and Non-Disclosure Agreement which must be entered into by him as a condition of employment herein.

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     6. NOTICES.    Any notices hereunder shall be made by certified first
class mail with return receipt requested to the Company at its corporate headquarter address and to Palmer at his residence.

     7. MISCELLANEOUS.    If any part of this Agreement is deemed to be
invalid than the remaining parts of the Agreement shall survive as if the invalid provision did not exist.

     8. LAW.    This Agreement shall be construed in accordance with the Laws of the State of Texas.

     9. MODIFICATION.    This Agreement may not be modified except in writing
signed by all of the parties.

     10. COMPLETE AGREEMENT.    This Agreement is the complete agreement of
the parties and supercedes and replaces any and all oral and/or written understandings of the parties if any.



ACCEPTED AND AGREED TO:                    ACCEPTED AND AGREED TO:
21st Century Technologies, Inc.            Buren Palmer

BY:/s/Patricia Wilson                      BY:/s/Buren T. Palmer II
   Patricia Wilson, President

DATED: July 28, 1999                       DATED: July 28,1999